[LOGO OMITTED] FIRST TRUST
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February 15, 2011


First Trust Exchange-Traded Fund II
120 East Liberty Drive
Wheaton, Illinois 60187


Ladies and Gentlemen:

      This letter supercedes that certain letter agreement by and among First Trust Portfolios L.P. and First Trust Exchange-Traded Fund II (the "Trust"), dated as of January 2010 with respect to the Trust. It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the Shares of each series of the Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds (each, a "Fund," and, collectively, the "Funds") set forth on Exhibit A attached hereto, which may be amended from time to time.

      It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the "Plan") pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest ("Shares") of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund's average daily net assets. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Plan.

      The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each fund.

                                       Very Truly Yours,

                                       FIRST TRUST PORTFOLIOS L.P.


                                       /s/ James A. Bowen
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                                       James A. Bowen
                                       Chief Executive Officer







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  First Trust Portfolios L.P. o 120 E. Liberty Drive o Wheaton, Illinois 60187
                     1-800-621-1675 o www.ftportfolios.com

AGREED AND ACKNOWLEDGED:

FIRST TRUST EXCHANGE-TRADED FUND II

/s/ James A. Bowen
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James A. Bowen
President

                                   EXHIBIT A


FIRST TRUST EXCHANGE-TRADED FUND II


FUNDS                                                                                     DATE
First Trust STOXX(R) European Select Dividend Index Fund                              January 31, 2012
First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund                 January 31, 2012
First Trust Dow Jones Global Select Dividend Index Fund                               January 31, 2012
First Trust ISE Global Wind Energy Index Fund                                         January 31, 2012
First Trust ISE Global Engineering and Construction Index Fund                        January 31, 2012
First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund              January 31, 2012
First Trust ISE Global Copper Index Fund                                              March 8, 2012
First Trust ISE Global Platinum Index Fund                                            March 8, 2012
First Trust BICK Index Fund                                                           April 1, 2012
First Trust NASDAQ CEA Smartphone Index Fund                                          February 18, 2013